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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 10, 2001

                                IDEX CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                               1-10235                           36-3555336
(State or other jurisdiction of                 (Commission                      (I.R.S. Employer
incorporation or organization)                  File Number)                     Identification No.)

    630 DUNDEE ROAD, NORTHBROOK, ILLINOIS                                            60062
   (Address of principal executive offices)                                        (Zip Code)
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                 Registrant's telephone number: (847) 498-7070

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Item 5. Other Information

On September 10, 2001, IDEX Corporation announced that it expects earnings per diluted share for the third quarter of 2001 to be in the range of 25 to 30 cents. In the same period last year, IDEX earned 54 cents; in the second quarter of this year, the Company earned 42 cents; and in the first quarter, earnings were 35 cents before restructuring charges. The decline in profits is primarily attributable to weaker-than-expected business conditions in the U.S. and some international markets.

The Company's July 17, 2001 earnings guidance for the third quarter was based on the expectation that orders and sales levels would remain at the rate achieved in the first half of the year. Unfortunately, this has not occurred. Orders received in July were the lowest this year. While August orders increased somewhat, they still were below the first-half average. As a result, it is highly unlikely that the full third quarter will match the first or second quarter's orders and sales, let alone the performance seen at this time last year. These expected declines are primarily associated with the continuing weakness in North America and declines in European business activity. While IDEX has seen softness in virtually all end-markets, the most significant impact has been felt at the Company's pump and dispensing equipment business units that serve the paints and coatings, general industrial, automotive and chemical processing markets. These are the same problems that many of IDEX's peers and customers are facing. However, two positive points are worth noting. First, the Asian market remains strong and is growing, and second, the Company's management believes IDEX is maintaining its market shares.

The Company's fourth quarter performance will depend on the pace of incoming business over the next few months. IDEX operates with a very small backlog of unfilled orders, and it is not able to assess how long the current softness in the Company's markets will last.

The Company's management believes IDEX is well positioned for a strong recovery once economic conditions improve. This is based on the Company's reduced cost structure; margin improvement initiatives of Six Sigma, global sourcing and eBusiness; and also the use of strong cash flow to cut debt and interest expense. In addition, IDEX continues to pursue acquisitions to drive the company's longer-term profitable growth.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        IDEX Corporation

September 12, 2001                      /s/ WAYNE P. SAYATOVIC
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                                          Wayne P. Sayatovic
                                        Senior Vice President--Finance,
                                          And Chief Financial Officer